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Exhibit 21

SUBSIDIARIES OF REGISTRANT

Domestic Subsidiaries	State of Incorporation/Formation
InfoLogix Systems Corporation	Delaware
Embedded Technologies, LLC	Delaware
OPT Acquisition LLC	Delaware
InfoLogix—DDMS, Inc.	Delaware

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  Exhibit 21
SUBSIDIARIES OF REGISTRANT